                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)




                          INCYTE PHARMACEUTICALS, INC.
                                (Name of Issuer)




                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)




                                   45337C 10 2
                  ---------------------------------------------
                                 (CUSIP Number)







          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                               Page 1 of 13 Pages

CUSIP No. 45337C 10 2                 13G                     Page 2 of 13 Pages



--------------------------------------------------------------------------------
1.       Names of Reporting Persons                         Jeffrey J. Collinson

         S.S. or I.R.S. Identification
         Nos. of Above Persons                                       ###-##-####

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     U.S. Citizen

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                      6,005
  Number of                -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                  418,892
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power                 6,005
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power             418,892

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                        424,897

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    4.1%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                            IN

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 3 of 13 Pages



--------------------------------------------------------------------------------

1.       Names of Reporting Persons                    Timothy F. Howe

         S.S. or I.R.S. Identification
         Nos. of Above Persons

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]
--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization          U.S. Citizen

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                          0
  Number of                -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                  410,000
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power                     0
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power             410,000

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                        410,000

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    4.0%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                             IN

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 4 of 13 Pages



--------------------------------------------------------------------------------

1.       Names of Reporting Persons                         Schroder Ventures
                                                            Limited Partnership

         S.S. or I.R.S. Identification
         Nos. of Above Persons

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                           Delaware

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                    247,123
  Number of                -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                      -0-
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power               247,123
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power                 -0-

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                        247,123

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    2.4%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                             PN

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 5 of 13 Pages



--------------------------------------------------------------------------------

1.       Names of Reporting Persons                      Schroders Incorporated

         S.S. or I.R.S. Identification
         Nos. of Above Persons

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                           Delaware

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                    100,000
  Number of                -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                      -0-
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power               100,000
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power                 -0-

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                        100,000

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    1.0%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                            CO

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 6 of 13 Pages



--------------------------------------------------------------------------------

1.       Names of Reporting Persons                        Schroder Ventures
                                                           U.S. Trust

         S.S. or I.R.S. Identification
         Nos. of Above Persons

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                            Bermuda

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                     62,877
    Number of              -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                      -0-
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power                62,877
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power                 -0-

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                         62,877

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    0.6%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                             OO

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 7 of 13 Pages



--------------------------------------------------------------------------------

1.       Names of Reporting Persons                Collinson Howe Venture
                                                   Partners, Inc. (formerly
                                                   known as Schroder
                                                   Ventures Advisers,
                                                   Incorporated)

         S.S. or I.R.S. Identification
         Nos. of Above Persons

--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [X]
         (b)      [ ]

--------------------------------------------------------------------------------

3.       SEC Use Only

--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                           Delaware

--------------------------------------------------------------------------------

                           5.       Sole Voting Power                        100
    Number of              -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                      -0-
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power                   100
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power                 -0-

--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                            100

--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares  [  ]

--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                      0%

--------------------------------------------------------------------------------

12.      Type of Reporting Person                                             CO

--------------------------------------------------------------------------------

CUSIP No. 45337C 10 2                 13G                     Page 8 of 13 Pages



Item 1(a)           Name of Issuer:  Incyte Pharmaceuticals, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    3330 Hillview Avenue, Palo Alto, CA 94304

Item 2(a)           Name of Person Filing:   Jeffrey J. Collinson,
                    Timothy F. Howe, Schroder Ventures Limited
                    Partnership, Schroders Incorporated, Schroder Ventures U.S. Trust, and Collinson Howe Venture Partners, Inc.

Item 2(b)           Address of Principal Business Office or, if None,
                    -------------------------------------------------
                    Residence:  The address of the principal business
                    ---------
                    office of each of the filing entities and Mr. Collinson and Mr. Howe is Collinson Howe Venture Partners, Inc., 1055 Washington Boulevard, Stamford, CT 06901.

Item 2(c)           Citizenship:  Schroder Ventures Limited
                    -----------
                    Partnership is a limited partnership organized under the laws of the State of Delaware.
                    Mr. Collinson and Mr. Howe are United States citizens. Schroder Ventures U.S. Trust is a Bermuda trust. Schroders Incorporated and Collinson Howe Venture Partners, Inc. are Delaware corporations.

Item 2(d)           Title of Class of Securities  Common Stock,
                    ----------------------------
                    $.001 par value ("Common Stock")

Item 2(e)           CUSIP Number:  45337C 10 2
                    ------------

Item 3.             If this statement is filed pursuant to Rule 13d-1(b) or
                    -------------------------------------------------------
                    13d-2(b), check whether the person filing is a:
                    ----------------------------------------------

         (a)        [ ]       Broker or Dealer registered under
                              section 15 of the Act

         (b)        [ ]       Bank as defined in section 3(a)(6) of the
                              Act

         (c)        [ ]       Insurance Company as defined in section
                              3(a)(19) of the Act

         (d)        [ ]       Investment Company registered under
                              section 8 of the Investment Company Act

         (e)        [ ]       Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940

CUSIP No. 45337C 10 2                 13G                     Page 9 of 13 Pages



         (f)        [ ]       Employee Benefit Plan, Pension Fund which
                              is subject to the provisions of the
                              Employee Retirement Income Security Act of
                              1974 or Endowment Fund

         (g)        [ ]       Parent Holding Company, in accordance with
                              section 240.13d-1(b)(ii)(G)

         (h)        [ ]       Group, in accordance with section
                              240.13d-1(b)(1)(ii)(H)

                    Not Applicable.


Item 4.             Ownership.
                    ---------

                    Not Applicable.


Item 5.             Ownership of Five Percent or Less of a Class.
                    --------------------------------------------

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]


Item 6.             Ownership of More than Five Percent on Behalf of
                    ------------------------------------------------
                    Another Person.
                    --------------

                    Not Applicable.


Item 7.             Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on by the Parent Holding Company.
                    -----------------------------------------

                    Not Applicable.

Item 8.             Identification and Classification of Members of
                    -----------------------------------------------
                    the Group.
                    ---------

          Group is filing pursuant to 13d-1(c). An exhibit containing the identities of each member of the group is attached hereto as Exhibit I.


Item 9.             Notice of Dissolution of Group.
                    ------------------------------

                    Not Applicable.

CUSIP No. 45337C 10 2                 13G                    Page 10 of 13 Pages



Item 10.            Certification.
                    -------------

          Not Applicable. This statement on Schedule 13G is not being filed pursuant to Rule 13d-1(b).

CUSIP No. 45337C 10 2                 13G                    Page 11 of 13 Pages



                                  Exhibit Index



Exhibit Number                                             Page Number

     I                                                          13

CUSIP No. 45337C 10 2                 13G                    Page 12 of 13 Pages



                                    Signature
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

          Dated:  February 10, 1997.

                                        SCHRODER VENTURES LIMITED
                                        PARTNERSHIP


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                  Jeffrey J. Collinson
                                                    Attorney-in-Fact

                                        SCHRODER VENTURES U.S. TRUST


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                 Jeffrey J. Collinson
                                                    Attorney-in-Fact

                                        SCHRODERS, INCORPORATED


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                Jeffrey J. Collinson
                                                   Attorney-in-Fact

                                        COLLINSON HOWE VENTURE
                                        PARTNERS, INC.


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                Jeffrey J. Collinson
                                           President and Sole Shareholder

                                        JEFFREY J. COLLINSON


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------

                                        TIMOTHY F. HOWE


                                        By /s/ TIMOTHY F. HOWE
                                           -------------------------------------

CUSIP No. 45337C 10 2                 13G                    Page 13 of 13 Pages


                                                                       EXHIBIT I
                                                                       ---------
                                    AGREEMENT
                                    ---------

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Incyte Pharmaceuticals, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         Dated:  February 10, 1997.

                                        SCHRODER VENTURES LIMITED
                                        PARTNERSHIP


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                  Jeffrey J. Collinson
                                                    Attorney-in-Fact

                                        SCHRODER VENTURES U.S. TRUST


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                 Jeffrey J. Collinson
                                                    Attorney-in-Fact

                                        SCHRODERS, INCORPORATED


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                Jeffrey J. Collinson
                                                   Attorney-in-Fact

                                        COLLINSON HOWE VENTURE
                                        PARTNERS, INC.


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------
                                                Jeffrey J. Collinson
                                           President and Sole Shareholder

                                        JEFFREY J. COLLINSON


                                        By /s/ JEFFREY J. COLLINSON
                                           -------------------------------------

                                        TIMOTHY F. HOWE


                                        By /s/ TIMOTHY F. HOWE
                                           -------------------------------------